--------------------------------------------------------------------------------
                                  EXHIBIT 4.1
               NO LOAD FLEXIBLE PREMIUM VARIABLE ANNUITY CONTRACT
                                     NLIVA99
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                    American United Life Insurance Company(R)
       One American Square, P.O. Box 368, Indianapolis, Indiana 46206-0368

Name of Owner                                            Policy Number
   JOHN DOE                                                00000001
Name of Annuitant
   JOHN DOE

American United Life Insurance Company(R) (AUL) will begin an annuity on the Annuity Date, in accordance with the Settlement provisions, if the Annuitant and the Owner are both living. If either the Annuitant or the Owner dies before the Annuity Date, AUL will provide benefits as described in the Death of Annuitant or Death of Owner provisions.

                       10-DAY RIGHT TO EXAMINE THE POLICY

          THIS POLICY MAY BE SENT BACK TO AUL OR ITS REPRESENTATIVE WITHIN 10 DAYS AFTER IT IS RECEIVED. IN SUCH CASE, THIS POLICY WILL BE VOID FROM THE BEGINNING. AUL WILL REFUND THE ACCOUNT VALUE WITHIN SEVEN DAYS AFTER THIS POLICY IS RETURNED. NOTIFICATION OF THE RIGHT TO EXAMINE PERIOD WILL BE SENT WITH THE POLICY WHEN ISSUED.

ALL BENEFITS, PAYMENTS, AND VALUES UNDER THIS CONTRACT WHICH ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE AND MAY INCREASE OR DECREASE. VARIABLE BENEFITS ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.
______________________________________________________________________________

                           READ YOUR POLICY CAREFULLY

                FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY POLICY
                                  PARTICIPATING

Annuity will begin on Annuity Date in accordance with the Settlement provisions.
           This policy is a legal contract between the Owner and AUL.

 ______________________________________________________________________________

Signed for American United Life Insurance Company(R) by
[GRAPHIC OMITTED]

[GRAPHIC OMITTED]




Secretary                                      Chairman of the Board, President,
                                                     and Chief Executive Officer

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                         Mutual Company Established 1877

                                TABLE OF CONTENTS


                                                                                        Page No.
Policy Data Page...........................................................................................3
Definitions................................................................................................4
Premium Provisions.........................................................................................6
         Premium...........................................................................................6
         Net Purchase Payments.............................................................................6
         Allocation of Net Purchase Payments...............................................................6
Account Value Provisions...................................................................................6
         Account Value.....................................................................................6
         Cash Value........................................................................................7
         Net Cash Value....................................................................................7
Variable Account Provisions................................................................................7
         Separate Account..................................................................................7
         Investment Account................................................................................7
         Variable Account Value............................................................................7
         Crediting of Accumulation Units...................................................................7
         Accumulation Unit Value...........................................................................7
         Net Investment Factor.............................................................................8
         Addition, Deletion and Substitution of Investments................................................8
Fixed Account Provisions...................................................................................9
         Fixed Account Value...............................................................................9
         MVA Fixed Accounts and Guaranteed Periods.........................................................9
         Market Value Adjustment...........................................................................9
         MVA Free Window and Reinvestment..................................................................9
         MVA Adjustment Factor Formula.....................................................................10
Transfer Provision.........................................................................................10
Contract Charges...........................................................................................11
         Premium Tax.......................................................................................11
         Annual Contract Fee...............................................................................11
         Monthly Administrative Charge.....................................................................11
         Mortality and Expense Risk Charge.................................................................11
         Withdrawal Charge.................................................................................11
         Taxes.............................................................................................11
Withdrawal Provisions......................................................................................11
         Free Withdrawal Amount............................................................................11
         Withdrawals.......................................................................................11
         Deferral of Payments..............................................................................12
Death Benefit Provisions...................................................................................12
         Death Proceeds....................................................................................12
         Death of the Owner................................................................................12
         Death of the Annuitant............................................................................12


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                                                         2

                                                 TABLE OF CONTENTS


                                                                                        Page No.
Loans    . . . . . ........................................................................................13
         Interest Charged on Loans.........................................................................13
         Loan Account......................................................................................13
         Loan Payments.....................................................................................13
Ownership, Assignment and Beneficiary Provisions...........................................................13
         Ownership.........................................................................................13
         Assignment........................................................................................13
         Beneficiary.......................................................................................13
         Change of Beneficiary.............................................................................14
         Change of Annuitant...............................................................................14
Other Contract Provisions..................................................................................14
         Contract..........................................................................................14
         Incontestability..................................................................................14
         Annual Report.....................................................................................14
         Conformity with Laws..............................................................................14
         Participation.....................................................................................15
Settlement Provisions......................................................................................15
         Contract Proceeds.................................................................................15
         Annuity Date......................................................................................15
         Fixed Payment Annuity.............................................................................15
         Variable Payment Annuity..........................................................................15
                Annuity Units and Payment Amount...........................................................15
                Assumed Investment Rate....................................................................16
                Value of an Annuity Unit...................................................................16
                Transfers..................................................................................16
         Payment Options...................................................................................16
         Adjusted Age......................................................................................16
         Payee  16
         Claims of Creditors...............................................................................17
         Misstatement of Age or Sex........................................................................17
         Evidence of Age and Sex...........................................................................17
         Evidence that Annuitant is Alive..................................................................17
Settlement Option Tables...................................................................................18


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                                                        2A

                                                 POLICY DATA PAGE
-------------------------------------------------------------------------------------------------------------------


CONTRACT DATE:                 SEPT 01, 1997                  POLICY NUMBER:                 00000001

NAME OF ANNUITANT:             JOHN DOE                       INITIAL PREMIUM:               1,000,000.00

NAME OF OWNER:                      JOHN DOE                  PLANNED PREMIUM:               100,000.00

ANNUITY DATE:                  SEPT 01, 2027                   MODE:                         ANNUAL

SEPARATE ACCOUNT:               [AUL AMERICAN INDIVIDUAL VARIABLE ANNUITY UNIT
TRUST]

RIDERS ATTACHED:                [NONE]

MINIMUM PREMIUM ALLOCATION TO ANY INVESTMENT ACCOUNT OR THE
FIXED ACCOUNT:
         [1% of the premium payment]
         All allocations must be in whole percentages.

MINIMUM PREMIUM PAYMENT SUBSEQUENT TO THE INITIAL PREMIUM:
         [$500 ]

MAXIMUM PREMIUM ACCEPTABLE IN A CONTRACT YEAR:
         [$1,000,000]

PREMIUM TAX CHARGE:
         [ 0%]

ANNUAL CONTRACT FEE:
         [$30, waived for Contracts with Account Value in excess of $50,000]

MONTHLY MORTALITY AND EXPENSE RISK CHARGE:

         1/12 of the following percentage of the Variable Account Value:
         [1.00% during the first ten Contract Years]
         [0.90% thereafter]

TRANSFER CHARGE:

         Current:        [$0]
         Guaranteed:     [$0] for the first [12] transfers in any Policy Year
                         [$25] for each subsequent transfer in the Policy Year



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                                                         3

WITHDRAWAL CHARGES: None

INTEREST RATES FOR LOANS (if available):
         RATE CHARGED ON LOAN BALANCES:                       [6%]
         RATE CREDITED TO LOAN ACCOUNT:                       [4%]

MINIMUM TRANSFER AMOUNT:  [$500]

MINIMUM LOAN AMOUNT:  [$1,000]

MINIMUM PARTIAL WITHDRAWAL AMOUNT:  [$200]

ASSUMED DATE OF DELIVERY OF THE POLICY, FOR PURPOSES OF THE TRANSFER
AT THE END OF THE RIGHT TO EXAMINE PERIOD:
         [5] days after the Contract Date



NLIVA99                                                                    01-99
                                                        3A

______________________________________________________________________________

                                   Definitions

Account Value - The Account Value is the sum of your interest in the Variable Account, the Fixed Account, and the Loan Account.

Accumulation Period - The period beginning on the Contract Date and ending when the Contract is surrendered or annuitized.

Annuitant - The person or persons upon whose life annuity payments depend.

Annuity Date - The first day of any month in which an annuity begins. See Policy Data Page.

Cash Value - The Cash Value is the Account Value plus or minus any applicable Market Value Adjustment. The Net Cash Value is the Cash Value less any outstanding loan and loan interest.

Contract Date - The date shown as the Contract Date in the Policy Data pages. It will not be later than the date the initial premium is accepted under the Contract, and it is the date used to determine Contract Months, Contract Years, and Contract Anniversaries.

Contract Owner - see Owner

Contract Year - A period beginning with one Contract Anniversary, or in the case of the first Contract Year, beginning on the Contract Date, and ending the day before the next Contract Anniversary.

Death Proceeds - The amount payable by reason of the death of the Annuitant or Owner during the Accumulation Period in accordance with the terms of the Death Benefit provisions.

Fixed Account - An account which is part of our General Account, and is not part of or dependent on the investment performance of the Variable Account.

Guaranteed Period - The period of time in years that the interest rate on an MVA Fixed Account is guaranteed. Guaranteed Periods may be 1, 3, 5, 7, or 10 years in length.

Home Office - The Variable Products Service Office at AUL's principal business office, One American Square, Indianapolis, Indiana 46282.

Investment Accounts - One or more of the subdivisions of the Separate Account. Each Investment Account is invested in a corresponding Portfolio of a particular mutual fund.

Loan Account - A portion of the Account Value which is collateral for loan amounts.


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                                                         4

Market Value Adjustment - An upward or downward adjustment in the value of an MVA Fixed Account if withdrawals or transfers are made prior to the expiration of the Guaranteed Period.

MVA Fixed Account - A subaccount of the Fixed Account, having a particular Guaranteed Period, and subject to a Market Value Adjustment.

Net Cash Value - The Cash Value less outstanding loans and loan interest.

Net Purchase Payments - The premiums paid less any applicable premium tax.

Owner - The person entitled to the ownership rights under the Contract and in whose name the Contract is issued.

Partial Withdrawal - A withdrawal of a portion of the Account Value

Policy Data Page - The Policy Data Page or the supplemental Policy Data Page most recently sent to You by Us.

Proper Notice - Notice that is received at our Home Office in a form acceptable to Us.

Premiums - The amounts paid to AUL as considerations for the Contract.

Separate Account - The Separate Account of AUL identified on the Policy Data Page. The Separate Account is segregated into several Investment Accounts.

Valuation Date - Valuation Dates are the dates on which the Investment Accounts are valued. A Valuation Date is any date on which the New York Stock Exchange is open for trading and we are open for business.

Valuation Period - A Valuation Period begins at the close of one Valuation Date and ends at the close of the next succeeding Valuation Date.

Variable Account - The Account Value of this Contract which is invested in one or more Investment Accounts.

We - "We", "us" or "our" means AUL.

You - "You" or "your" means the Owner of this Contract.



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                                                         5

______________________________________________________________________________

                               Premium Provisions

Premium - Premiums are payable at our home office. A receipt will be given upon request. Premium payments are flexible and can be paid at any time and in any amount subject to the following conditions:

1. Each premium payment must be at least the Minimum Premium Amount as stated on the Policy Data Page.

2. All premiums received in any one Contract Year may not exceed the Maximum Premium Amount listed on the Policy Data Page, unless a higher amount is agreed to by us.

Net Purchase Payments - A Net Purchase Payment is equal to the premium paid LESS any applicable state premium tax as shown on the Policy Data Page.

Allocation of Net Purchase Payments - The initial Net Purchase Payment is allocated to the Fixed and/or Variable Accounts on the later of the Contract Date or the date we receive the premium at our Home Office. Subsequent Net Purchase Payments are allocated as of the end of the Valuation Period during which we receive the premium at our Home Office.

All  Net  Purchase  Payments  are  allocated  to the  Fixed  Account(s)  and the
Investment   Accounts  based  on  the  percentages  you  have  selected  in  the application.

You may change the allocation of subsequent Net Purchase Payments at any time by Proper Notice, or by telephone if written authorization is on file with us.

______________________________________________________________________________

                            Account Value Provisions

Account Value - The Account Value is the sum of your interest in the Fixed Account(s), the Variable Account, and the Loan Account, if available.

The Account Value on the Contract Date of this policy is the initial Net Purchase Payment received for this policy as of the Contract Date.

The Account Value on each Valuation Date after the Contract Date will be:

1. the Account Value on the prior Valuation Date; plus

2. interest credited to amounts allocated to the Fixed Account(s) and the Loan Account; plus

3. the positive or negative investment experience on amounts allocated to the Variable Account, as reflected by the change in value of the Accumulation Units; plus

4. any Net Purchase Payment for the policy allocated since the prior Valuation Date; less

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                                                         6

5. any Partial Withdrawal paid since the prior Valuation Date; less

6. any Mortality and Expense Charge, Annual Contract Fee, or transfer charges assessed.

Cash Value - The Cash Value of this Contract is:

1. the Account Value; plus

2. any positive or negative Market Value Adjustment on the amounts allocated to the MVA Fixed Accounts.

Net Cash Value - The Net Cash Value is the Cash Value less any outstanding loan and loan interest.

______________________________________________________________________________

                           Variable Account Provisions

Separate Account - The Separate Account is shown on the Policy Data Page. It is a separate account established and owned by us. The assets of the Separate Account will be used to provide values and benefits under this contract and similar contracts. The assets of the Separate Account may not be charged with liabilities arising from any other business in which we take part.

Investment Accounts - One or more of the subdivisions of the Separate Account. Each Investment Account is invested in a corresponding Portfolio of a particular mutual fund.

Variable Account Value - The Variable Account Value of this policy equals the sum for all Investment Accounts of:

(a) the number of accumulation units credited to an Investment Account; multiplied by

(b) the appropriate accumulation unit value.

Crediting of Accumulation Units - We credit amounts allocated to the Investment Accounts in the form of accumulation units. The number of accumulation units to be credited is determined by dividing:

1 the dollar amount allocated to the particular Investment Account, by

2. the accumulation unit value for the particular Investment Account at the end of the Valuation Period during which the allocation is made.

Accumulation units are credited when Net Purchase Payments are allocated or amounts are transferred into an Investment Account. Accumulation units are deducted when expense charges are assessed or when amounts are partially withdrawn or transferred from an Investment Account.



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                                                         7

Accumulation Unit Value - We determine the accumulation unit value for each Investment Account on each Valuation Date. The accumulation unit value for the Money Market account was initially set at one dollar ($1) and the value of each of the other Investment Accounts was set at five dollars ($5) when operations commenced. The value for any later Valuation Period is found by multiplying: 1. the net investment factor for the particular Investment Account, by 2. the accumulation unit value for the same Investment Account for the preceding Valuation Period.

The accumulation unit value may increase or decrease from one Valuation Period to the next.

Net Investment Factor - The net investment factor is used to measure the investment performance of an Investment Account from one Valuation Period to the next. For any Investment Account, the net investment factor for a Valuation Period is determined by dividing (a) by (b), where:

(a)      is equal to:

          1. the net asset value per share of the mutual fund held in the Investment Account determined at the end of the current Valuation Period; plus

          2. the per share amount of any dividend or capital gain distribution paid by the mutual fund during the Valuation Period; plus

          3. the per share credit or charge with respect to taxes, if any, paid or reserved for by us during the Valuation Period that are determined by us to be attributable to the operation of the Investment Account.

(b)      is equal to:

          1. the net asset value per share of the mutual fund held in the Investment Account determined at the end of the preceding Valuation Period; plus

          2. the per share credit or charge for any taxes reserved for the immediately preceding Valuation Period.

Addition, Deletion, or Substitution of Investments - We reserve the right, subject to applicable law, to make additions to, deletions from, or substitutions for the portfolio shares that are held by the Separate Account or that the Separate Account may purchase. We reserve the right to eliminate the shares of any of the eligible portfolios and to substitute shares of another portfolio, or of another open-end, registered investment company, if the shares of an eligible portfolio are no longer available for investment, or if in our judgment further investment in any eligible portfolio should become inappropriate in view of the purposes of the Separate Account. We will not substitute any shares attributable to your interest in an Investment Account without written notice to you and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940.

We reserve the right to establish additional Investment Accounts, each of which would invest in a new portfolio, or in shares of another open-end registered investment company. We also reserve the right to eliminate existing Investment Accounts. If deemed by us to be in the best interest of

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                                                         8

persons having voting rights under the policies, the Separate Account may be operated as a management company under the Investment Company Act of 1940, or it may be deregistered under such Act in the event such registration is no longer required, or it may be combined with other AUL Separate Accounts.

We may, by appropriate endorsement, make such changes in this Contract as may be necessary to reflect any substitution or change.

The investment policy of the Separate Account will not be changed without the approval of the Insurance Commissioner of the State of Indiana. If required, the approval process is on file with the Commissioner of the state in which this Contract is issued.

______________________________________________________________________________

                            Fixed Account Provisions

Fixed Account Value - The Fixed Account Value of this Contract at any time equals:

(a) the total of all Net Purchase  Payments  allocated to the Fixed  Account(s);
plus

(b) the total of all amounts transferred to the Fixed Account(s) from the Variable Account or the Loan Account; plus

(c) interest credited to the Fixed Account(s); minus

(d) the total of all amounts transferred from the Fixed Account(s) to the Variable Account or the Loan Account; minus

(e) the total of all charges deducted from the Fixed Account(s); minus

(f) the total of all Partial Withdrawals from the Fixed Account(s).

MVA Fixed Accounts and Guaranteed Periods - Amounts allocated to the Fixed Account may be distributed among the available MVA Fixed Accounts as shown on the Policy Data Page. When funds are allocated to a particular MVA Fixed Account, the interest rate declared on such deposit will remain unchanged for the entire Guaranteed Period applicable to that MVA Fixed Account.

Market Value Adjustment - In the event you transfer or withdraw amounts from an MVA Fixed Account prior to the end of the Guaranteed Period and not in the MVA Free Window, we will apply a Market Value Adjustment to the amounts so withdrawn or transferred. The Market Value Adjustment may be positive, negative, or zero, depending on current interest rates and the time remaining to the end of the Guaranteed Period. In no event will the adjustment reduce the Cash Value attributable to that MVA Fixed Account below that necessary to satisfy statutory nonforfeiture requirements.

MVA Free Window and Reinvestment - During the MVA Free Window as shown on the Policy Data Page, you may transfer or withdraw amounts from MVA Fixed Accounts with expiring Guaranteed Periods without Market Value Adjustment. Such amounts may be transferred to the Investment Accounts or reinvested in different MVA Fixed Accounts for different Guaranteed Periods. If you take no such action, the amount available at the end of the

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                                                         9

Guaranteed Period will be remain in the MVA Fixed Account and a new Guaranteed Period will apply. We will notify you of the interest rate declared on any such reinvestment.

MVA Adjustment Factor Formula - A formula will be used to determine the Market Value Adjustment. Amounts withdrawn or transferred from an MVA Fixed Account will be multiplied by the result of the following formula to determine the Market Value Adjustment: (N/12) [ ( 1 + I ) / ( 1 + J ) ]

where:

     I is the current interest rate earned by the deposit

     J is the interest rate applicable on new deposits in the MVA Fixed Account with a Guaranteed Period nearest but no shorter than N/12.

     N is the number of completed months between the date of withdrawal or transfer and the expiration of the Guaranteed Period.

______________________________________________________________________________

                               Transfer Provision

Transfers - You may transfer amounts between the Fixed Account and Investment Accounts or among Investment Accounts at any time after the Right to Examine period. The transfer will be made as of the end of the Valuation Period during which we receive the request.

The minimum transfer amount is shown on the Policy Data Page. The transfer must be at least for the minimum amount, or, if less, the entire amount in the Fixed Account or an Investment Account each time that a transfer is made. If after the transfer the amount remaining in any account is less than $25, we have the right to transfer the entire amount. Any applicable transfer charge shown on the Policy Data Page will be assessed. The charge will be deducted from the account(s) from which the transfer is made on a prorata basis; and, if those remaining account values are not sufficient, from account values determined by us.

Transfers are made such that the Account Value on the date of transfer will not be affected by the transfer, except for the deduction of any transfer charge.

We reserve the right to limit the number of transfers to 12 per year, or to restrict transfers from being made on consecutive Valuation Dates.

If we determine that the transfers made by or on behalf of one or more Owners is to the disadvantage of other Owners, we may restrict the rights of certain Owners. Such restrictions would be applied in any manner reasonably designed to prevent transfers of some Owners from being disadvantageous to other Owners. We also reserve the right to limit the size of transfers and remaining balances, to require a minimum time period between transfers, to limit the number and frequency of transfers, and to discontinue telephone transfers.


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                                                        10

______________________________________________________________________________

                                Contract Charges

Premium Tax - The Premium Tax is shown on the Policy Data Page. The Net Purchase Payment is the premium less any applicable Premium Tax.

Annual Contract Fee - The Annual Contract Fee is shown on the Policy Data Page. If applicable, it will be deducted as of the Contract Anniversary from the Fixed Account and Investment Accounts prorata based on your amounts in each account.

Monthly Administrative Charge - The Monthly Administrative Charge is the sum of the Rider Charges shown on the Policy Data Page.

Mortality and Expense Risk Charge - The Mortality and Expense Risk Charge is compensation for our assumption of the mortality and expense risks. This charge will be deducted from the Investment Accounts monthly prorata based on your amounts in each account. The amount of this charge is shown on the Policy Data Page.

Taxes - We reserve the right to deduct any taxes levied by any government entity which, at our sole discretion, are determined to have resulted from the establishment or maintenance or operation of the Separate Account, or from the investment performance of the Separate Account.

______________________________________________________________________________

                              Withdrawal Provisions

Withdrawals - You may withdraw all or part of your Account Value at any time after the end of the Right to Examine period by Proper Notice to us. The minimum amount of any Partial Withdrawal is shown on the Policy Data Page. The withdrawal will be made from the Investment Accounts and the Fixed Account(s) in proportion to your amounts in each account, unless you request deduction from specific Investment Accounts or Fixed Accounts.

Deferral of Payments - For withdrawals from the Fixed Account, we may defer payment for up to six months. If we do, interest on the Fixed Account will continue to be earned at the declared rates. We will not defer any amounts needed to pay premiums for other policies in force with us.

While payments will generally be made within 7 days of Proper Notice, we may suspend or delay withdrawal payments or transfers from the Variable Account when permitted under applicable federal laws, rules and regulations.

______________________________________________________________________________

                            Death Benefit Provisions

Death Proceeds - The Death Proceeds under this Contract are the greater of:

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                                                        11

          1. the Account Value less any outstanding loan and accrued interest, and

          2. the total Premiums paid less an adjustment for prior withdrawals, less any outstanding loan and accrued interest.

Death of the Owner - If you die before the Annuity Date and the beneficiary is your surviving spouse:

          Your surviving spouse will become the new Owner. The policy will continue with its terms unchanged and your spouse will assume all rights as its Owner. Within 120 days of your death, your spouse may elect to receive the Death Proceeds or withdraw any of the Account Value.

If you die before the Annuity Date and the beneficiary is not your surviving spouse:

          The Death Proceeds will be paid to the beneficiary in a lump sum no later than 120 days after your death, unless the beneficiary elects to have this value applied under a settlement option. If a settlement option is elected, the beneficiary must be named the Annuitant, and payments must begin within one year of your death. The option must also have payments which are payable over the life of the beneficiary or over a period which does not extend beyond the life expectancy of the beneficiary.

Any amount payable hereunder will not be less than the minimum required by the law of the state where this Contract is delivered.

Death of the Annuitant - If the Annuitant dies before the Annuity Date and the Annuitant is not also the Owner, then:

1. If the Owner is not an individual, the Death Proceeds will be paid to the Owner in a lump sum no more than 120 days after the Annuitant's death; or

2. If the Owner is an individual, a new Annuitant may be named and the Contract will continue. If a new Annuitant is not named within 120 days of the former Annuitant's death, the Account Value will be paid to the Owner in a lump sum.

______________________________________________________________________________

                                      Loans

Prior to the Annuity Date, Owners of Contracts qualified under section 403(b) of the Internal Revenue Code may receive loans from the Contract. The plan and the Internal Revenue Code may impose restrictions on loans. The minimum amount of a new loan is shown on the Policy Data Page.

Interest Charged on Loans - Interest accrues daily from the date of the loan at the rate shown on the Policy Data Page. Interest is due on each Contract Anniversary. If you do not pay interest when due, we will add that amount to the loan.


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                                                        12

Loan Account - At the time any loan is issued, we transfer an amount equal to the loan from the Investment Accounts and the Fixed Account(s) into a Loan Account as collateral for the loan. On your loan request, you may specify that the transfer is to be made from specific Investment Accounts or Fixed Account(s). If you make no specification, this transfer is made from each account in proportion to the Account Value in the Investment Accounts and the Fixed Account.

The Loan Account will be credited with interest daily which will be at least equal to the rate shown on the Policy Data Page. We may credit a higher rate.

Loan Payments - Loans must be repaid in substantially level payments, not less frequently than quarterly, within five years. Loans used to purchase the principal residence of the Owner may be repaid within 15 years. If a loan payment is not paid when due, interest will continue to accrue. If a loan payment is not paid when due, the entire loan will be treated as a deemed distribution, may be taxable to the borrower, and may result in a tax penalty.

_____________________________________________________________________________

                Ownership, Assignment and Beneficiary Provisions

Ownership - As the Owner of this Contract, you are entitled to all rights given by its terms. You may exercise these rights without the consent of the Annuitant, Beneficiary, or Payee. Your rights are subject to the interests of any assignee or irrevocable beneficiary.

Assignment - You may assign this policy. Your rights and the rights of any beneficiary will be secondary to the rights of the assignee. We assume no responsibility for the validity of an assignment. Any assignment will not be binding upon us until we receive Proper Notice.

Because an assignment may be a taxable event, you should consult competent tax advisors as to the tax consequences resulting from such an assignment.

Beneficiary - The beneficiary is as named in the application unless later changed by you. A beneficiary may only be named by the Owner if the Owner is an individual. If the Owner is not an individual, the Owner will be the Beneficiary.

The interests of a beneficiary who dies before the Owner will pass to any surviving beneficiaries unless you specify otherwise. If no beneficiary survives the Owner, the rights to Contract Proceeds will vest in your estate.

Change of Beneficiary - You may change the beneficiary of this Contract by giving Proper Notice. A change will take effect on the date the notice is signed. However, the change will not apply to any payments made or actions taken by us before we received the notice. We reserve the right to require that this Contract be presented for endorsement of any change. An irrevocable beneficiary may be changed only with written consent of that beneficiary.

Change of Annuitant - If the Owner is an individual, the Annuitant may be changed by Proper Notice any time prior to the Annuity Date. The Annuitant must also be an individual and must be

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                                                        13

you, or someone chosen from among your spouse, parents, brothers, sisters and children. Any other choice will need our consent.

If the Owner is not an individual, a change in the Annuitant will not be permitted without our consent.

______________________________________________________________________________

                            Other Contract Provisions

Contract - The entire Contract consists of:
     1.  the basic contract;
     2.  riders and endorsements, if any;
     3.  the attached copy of your application.

This Contract is issued in consideration of the application and payment of the initial premium.

Any change in this Contract must be approved by AUL's President, Vice President or Secretary. No Representative is authorized to change or waive any Contract provision.

Incontestability - This Contract will not be contested after it has been in force two years from the Contract Date.

Annual Report - At least once a year we will send you a report showing the current Account Value, Cash Value, amount of interest credited to amounts in the Fixed Account(s), change in value of amounts in the Variable Account, premiums paid, loans, Partial Withdrawals, and expense charges since the prior report. Any other information required by the Insurance Department of the state where the application is signed will also be included in the annual report.

Conformity With Laws - This Contract is subject to the laws of the state where the application is signed. We reserve the right to make any changes without your consent which are necessary to comply with any federal or state statute, rule, or regulation.

Participation - While this Contract is in force prior to the Annuity Date, its share of divisible surplus, if any, will be determined each year by AUL and credited to the Fixed Account.

______________________________________________________________________________

                               Settlement Options

Contract Proceeds - The Contract Proceeds are equal to the Account Value.

Annuity Date - The Annuity Date is the date chosen for annuity payments to begin. Such date will be the first day of a calendar month unless otherwise agreed upon by us. During the Accumulation Period, you may change the Annuity Date subject to approval by us.


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                                                        14

Annuitization - Annuitization is irrevocable once payments have begun. When you annuitize, you must choose:

     1. An annuity payout option, and

     2. Either a fixed payment annuity, variable payment annuity, or any available combination.

Fixed Payment Annuity - The payment amount under a Fixed Payment Annuity option will be determined by applying the selected portion of the Contract Proceeds to the Fixed Payment Annuity table then in effect, after deducting applicable premium taxes. The Settlement Option Tables show the guaranteed monthly payments available for Fixed Payment Annuities. Payments under the Fixed Payment Annuity are guaranteed as to dollar amount for the duration of the annuity period.

Variable Payment Annuity - The first payment amount under a Variable Payment Annuity option is set at annuitization by applying the selected portion of the Contract Proceeds to the Variable Payment Annuity table you select, after deducting applicable premium taxes. Payments under the Variable Payment Annuity option will vary depending on the performance of the underlying Investment Accounts. The dollar amount of each variable payment may be higher or lower than the previous payment.

1. Annuity Units and Payment Amount - The dollar amount of the first payment is divided by the value of an Annuity Unit of the respective Investment Accounts as of the Annuity Date to establish the number of Annuity Units of each Investment Account representing each annuity payment. The number of Annuity Units established remains fixed during the annuity payment period. The dollar amount of subsequent annuity payments is determined by multiplying the fixed number of Annuity Units by the Annuity Unit Value for the Valuation Period in which the payment is due.

2. Assumed Investment Rate - The Assumed Investment Rate (AIR) is the investment rate built into the Variable Payment Annuity table used to determine your first annuity payment. You may select an AIR from 3% to 5%, in 1% increments, when you annuitize. A higher AIR means you would receive a higher initial payment, but subsequent payments would rise more slowly or fall more rapidly. A lower AIR has the opposite effect. If actual investment experience equals the AIR you choose, annuity payments will remain level.

3. Value of an Annuity Unit - The value of an Annuity Unit for an Investment Account for any subsequent Valuation Period is determined by multiplying the Annuity Unit Value for the immediately preceding Valuation Period by the Net Investment Factor for the Valuation Period for which the Annuity Unit Value is being calculated, and multiplying the result by an interest factor to neutralize the AIR built into the Variable Payment Annuity table which you selected.

4. Transfers - During the Annuity Period, transfers between Investment Accounts must be made in writing. We reserve the right to restrict such transfers to one per year and to require that they take place on the anniversary of the Annuity Date. Upon transfer, the number of Annuity

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                                                        15

Units for each Investment Account will be redetermined as of the Valuation Date of the transfer.

Payment Options - All or any part of the proceeds paid at death or upon full surrender of this Contract may be paid in one sum or according to one of the following options:

1. Income for a Fixed Period. Proceeds are payable in monthly installments for a specified number of years, not to exceed 20.

2. Life Annuity. Proceeds are payable in monthly installments for as long as the payee lives. A number of payments can be guaranteed, such as 120, or the number of payments required to refund the proceeds applied.

3. Survivorship Annuity. Proceeds are payable in monthly installments for as long as either the first payee or surviving payee lives.

Contract Proceeds may be paid in any other method or frequency of payment acceptable by us.

Contract Proceeds payable in one sum will accumulate at interest from the date of death or surrender to the payment date at the rate of interest then paid by us or at the rate specified by statute, whichever is greater.

Adjusted Age - An adjusted age is calculated as follows:

(a) Determine a payee's actual age in years and full months on the date payments are to begin.

(b)  Subtract 1 1/2 months for each year the payee's year of birth exceeds 1900.

Payee - Payee means the person(s) designated by the Owner to receive annuity payments. The Owner may change the payee at any time by giving us 30 days written notice. Payees may be named regardless of whether the Owner is an individual. If a payee dies and there is no surviving payee, the Owner must name a new payee, or we will pay a single sum to the Owner. This single sum will be the commuted value of any remaining guaranteed payments.

Claims of Creditors - Settlement option payments will be exempt from the claims of creditors to the maximum extent permitted by law.

Misstatement of Age or Sex - If the Annuitant's age or sex has been misstated, we will adjust any amount payable under this Contract to that based on the correct age and sex.

Evidence of Age and Sex - Evidence of age and sex for any Annuitant will be required before payments begin.

Evidence that the Annuitant is Alive - We may ask for evidence that the Annuitant is still alive when any annuity payment is due.

NLIVA99                                                                    01-99
                                                        16


                                             SETTLEMENT OPTION TABLES
                                 Guaranteed Monthly Income Per $1,000 of Proceeds
                                        OPTION 1 - Income for Fixed Period

                              Number               Monthly                Number          Monthly
                            of Years                Income              of Years           Income
                              1                      $84.47              11                  $8.86
                              2                      42.86               12                  8.24
                              3                      28.99               13                  7.71
                              4                      22.06               14                  7.26
                              5                      17.91               15                  6.87
                              6                      15.14               16                  6.53
                              7                      13.16               17                  6.23
                              8                      11.68               18                  5.96
                              9                      10.53               19                  5.73
                             10                       9.61               20                  5.51
Quarterly Income is 2.993 times the monthly income and annual income is 11.839 times the monthly income.

                                              OPTION 2 - Life Annuity
The amount of income is based on the adjusted age of the annuitant on the date of the first payment.

         Adjusted           Number of Guaranteed Payments           Adjusted        Number of Guaranteed Payments
           Age             None    120          Refund*               Age           None    120         Refund*

            55            $4.34    $4.30        $4.17                  63          $5.21    $5.10        $4.86
            56             4.42     4.38         4.24                  64           5.35     5.22         4.96
            57             4.52     4.47         4.31                  65           5.51     5.35         5.08
            58             4.61     4.56         4.39                  66           5.67     5.49         5.20
            59             4.72     4.65         4.47                  67           5.85     5.64         5.33
            60             4.83     4.76         4.56                  68           6.04     5.80         5.46
            61             4.95     4.86         4.66                  69           6.24     5.96         5.61
            62             5.08     4.98         4.75                  70           6.46     6.13         5.76
*The sum of all guaranteed payments will equal the amount applied under this option.

                                          OPTION 3 - Survivorship Annuity
The amount of income is based on the adjusted age of each of the annuitants on the date of the first payment.

                               50% to Survivor                                               100% to Survivor
                                    120 Guaranteed Payments                                      120 Guaranteed Payments
                                    Payee #2   Age                                           Payee #2   Age
Payee #1                                                          Payee #1
      Age      50      55       60       65       70                Age        50      55       60       65       70
       50     $3.95   $4.12    $4.31    $4.55    $4.80               50    $3.56    $3.67    $3.76   $3.83    $3.88
       55     4.12     4.30     4.52    4.77     5.05                55     3.67    3.83     3.97     4.08     4.17
       60     4.31     4.52     4.76    5.04     5.36                60     3.76    3.97     4.17     4.36     4.51
       65     4.55     4.77     5.04    5.35     5.72                65     3.83    4.08     4.36     4.64     4.90
       70     4.80     5.05     5.36    5.72     6.13                70     3.88    4.17     4.51     4.90     5.28

Income for other combinations of ages will be furnished on request.


NLIVA99                                                                    01-99
                                                        17





                            NOTICE OF ANNUAL MEETING

Since AUL is a mutual company, its policyowners are owners of the company, and they are invited to attend the annual policyholders' meeting at the home office in Indianapolis, Indiana.

By-law, Art. III, Sec. 1: The regular annual meeting of the members of this corporation shall be held at its principal place of business on the third Thursday in February of each year at the hour of 10:00 o'clock a.m.; Elections for the directors shall be held at such annual meeting.










American United Life Insurance Company(R)
Indianapolis, Indiana
______________________________________________________________________________



                           READ YOUR POLICY CAREFULLY

               FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE
                                  PARTICIPATING
                        PERIOD OF COVERAGE NOT GUARANTEED

           This policy is a legal contract between the owner and AUL.


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